EXHIBIT 99(a)

                         Selected Financial Information

Year Ended December 31                 1995            1994           1993           1992           1991
                                  -----------      -----------    -----------    -----------    -----------
Summary of Operations                                 (In Thousands, Except Per Share Amounts)
Net sales                            $250,574         $201,888       $177,806       $152,197       $140,927
Income, net of income taxes             1,432*           5,903          4,671          1,978            956
Income per common share                   .15*             .70            .60            .27            .13
Cash dividends per common share           .33              .32            .32            .41            .50

Summary of Financial Position
(In Thousands)
Total assets                         $148,049         $137,052        $96,954        $83,494        $79,777
Long-term debt,
     net of current maturities         27,757           27,805         19,013         14,464          9,568
Stockholders' equity                   63,817           64,426         45,362         42,200         44,002
Working capital                        45,498           42,373         33,796         28,818         25,112

Other Supplemental Information

Number of employees                     1,060            1,109            860            791            757
Average shares outstanding          9,515,199        8,464,639      7,849,101      7,433,416      7,370,900

INDUSTRY SEGMENT OPERATIONS
(Audited and In Thousands)

Net Sales

Coatings Group                       $194,095         $155,967       $133,216       $116,768       $107,131
Consumer Products Group                56,506           46,042         44,618         35,480         33,906
                                  -----------      -----------    -----------    -----------    -----------
                                      250,601          202,009        177,834        152,248        141,037
Inter-segment sales                       (27)            (121)           (28)           (51)          (110)
                                  -----------      -----------    -----------    -----------    -----------
Consolidated net sales               $250,574         $201,888       $177,806       $152,197       $140,927
                                  ===========      ===========    ===========    ===========    ===========

Operating Profit

Coatings Group                         $1,414**         $8,738         $7,053         $3,973         $1,895
Consumer Products Group                 6,681            5,533          5,524          4,323          4,502
                                  -----------      -----------    -----------    -----------    -----------
                                        8,095           14,271         12,577          8,296          6,397
Corporate expenses-net                 (3,871)          (3,618)        (4,417)        (4,611)        (3,931)
Interest expense                       (2,131)          (1,188)          (991)          (703)        (1,026)
Costs of pooling of interests            (529)
Investment income                         587              374            376            372            425
                                  -----------      -----------    -----------    -----------    -----------

Income before income taxes             $2,680           $9,839         $7,016         $3,354         $1,865
                                  ===========      ===========    ===========    ===========    ===========

Identifiable Assets

Coatings Group                       $107,834         $102,593        $66,642        $56,141        $53,980
Consumer Products Group                28,563           25,475         20,092         16,165         16,079
Corporate                              11,652            8,984         10,220         11,188          9,718
                                  -----------      -----------    -----------    -----------    -----------
Total                                $148,049         $137,052        $96,954        $83,494        $79,777
                                  ===========      ===========    ===========    ===========    ===========


*Includes restructuring charges which decreased net income by $6,635 or $.70 per share.

**Includes pretax restructuring charges of $10,458.

Consolidated Balance Sheets

December 31 (In Thousands, Except Share Amounts)         1995       1994
                                                       --------   --------

Assets

Current assets
  Cash and cash equivalents                              $6,776     $5,630
  Accounts receivable, less allowances of $569
     in 1995 and $808 in 1994                            34,083     29,517
  Inventories
    Finished products                                    16,949     16,680
    Raw materials and work in process                    15,243     14,644
                                                       --------   --------
                                                         32,192     31,324
                                                       --------   --------
  Deferred income taxes                                   4,083      1,866
  Other current assets                                    6,822      5,224
                                                       --------   --------
Total current assets                                     83,956     73,561
                                                       --------   --------


Property, plant and equipment
  Land                                                    2,543      2,559
  Buildings                                              16,640     15,920
  Machinery and equipment                                26,869     27,469
  Construction in progress                                  594        718
                                                       --------   --------
                                                         46,646     46,666
  Accumulated depreciation                               18,591     18,689
                                                       --------   --------
                                                         28,055     27,977
                                                       --------   --------
Goodwill, less accumulated amortization
  of $3,894 in 1995 and $3,251 in 1994                   19,405     20,336

Other intangibles, less accumulated amortization
  of $6,141 in 1995 and $5,374 in 1994                   11,893     12,587

Other assets                                              4,740      2,591
                                                       --------   --------
                                                       $148,049   $137,052
                                                       ========   ========

Consolidated Balance Sheets



December 31 (In Thousands, Except Share Amounts)      1995         1994
                                                   ---------    ---------

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable                                   $22,740      $19,286
  Accrued compensation                                 4,130        4,142
  Other accrued expenses                               6,613        7,157
  Restructuring reserves                               4,257
  Income taxes                                           665          510
  Current maturities of long-term debt                    53           93
                                                   ---------    ---------
Total current liabilities                             38,458       31,188
                                                   ---------    ---------

Long-term debt                                        27,757       27,805

Deferred compensation and pension costs                8,672        7,041

Other liabilities                                      9,345        6,592

Stockholders' equity
  Preferred stock, $1 par value, terms to be
    determined when issued - authorized and
    unissued - 1,000,000 shares
  Common stock, $1 par value
    authorized - 30,000,000 shares
    outstanding - 9,558,993
    shares in 1995, 9,482,199 shares
    in 1994                                            9,559        9,482
  Additional paid-in capital                          47,324       46,560
  Retained earnings                                    8,240        9,949
  Cumulative translation adjustments                  (1,306)      (1,565)
                                                   ---------    ---------
 Total stockholders' equity                           63,817       64,426
                                                   ---------    ---------

                                                    $148,049     $137,052
                                                    ========     ========

     The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Income



Year ended December 31 (In Thousands,
Except Per Share Amounts)                     1995          1994        1993
                                            --------     --------     --------

Net sales                                   $250,574     $201,888     $177,806
Cost of sales                                165,618      132,984      116,943
                                            --------     --------     --------
                                              84,956       68,904       60,863
Selling, general and administrative
  expenses                                    70,274       58,251       52,703
Restructuring charges                         10,458
Interest expense                               2,131        1,188          991
Costs of pooling of interests transaction        529
Investment income                               (587)        (374)        (376)
                                            --------     --------     --------
Income before income taxes and cumulative
  effect of change in accounting principle     2,680        9,839        7,016
Income taxes                                   1,248        3,936        2,495
                                            --------     --------     --------
Income before cumulative effect of change
  in accounting principle                      1,432        5,903        4,521
Cumulative effect of change
  in accounting principle                                                  150
                                                                      --------
Net income                                    $1,432       $5,903       $4,671
                                            ========     ========     ========


Income per common share:
Before cumulative effect of change in
  accounting principle                          $.15         $.70         $.58
Cumulative effect of change
  in accounting principle                                                  .02
                                            --------     --------     --------
Net income                                      $.15         $.70         $.60
                                            ========     ========     ========

     The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Stockholders' Equity


                                                                    Additional                    Cumulative
                                                      Common         paid-in        Retained      translation
(In Thousands, Except Per Share Amounts)              stock          capital        earnings      adjustments
                                                      -----          -------        --------      -----------

Balance at December 31, 1992                          $7,453        $31,039         $4,437          $(729)

Net income for 1993                                                                  4,671
Cash dividends - $.32 per share                                                     (2,400)
Stock issued under employee
    and stockholder plans                                101          1,057           (223)
Stock issued for business acquired
    under pooling of interests                           359           (359)           409
Foreign currency translation                                                                         (453)
                                                      ------        -------         ------        -------
Balance at December 31, 1993                           7,913         31,737          6,894         (1,182)

Net income for 1994                                                                  5,903
Cash dividends - $.32 per share                                                     (2,787)
Stock issued under employee
    and stockholder plans                                 69            663            (61)
Stock issued for business acquired                     1,500         14,160
Foreign currency translation                                                                         (383)
                                                      ------        -------         ------        -------
Balance at December 31, 1994                           9,482         46,560          9,949         (1,565)

Net income for 1995                                                                  1,432
Cash dividends - $.33 per share                                                     (3,141)
Stock issued under employee
    and stockholder plans                                 77            764
Foreign currency translation                                                                          259
                                                      ------        -------         ------        -------
Balance at December 31, 1995                          $9,559        $47,324         $8,240        $(1,306)
                                                      ======        =======         ======        =======






     The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows


Year ended December 31 (In Thousands)                    1995          1994          1993
                                                        ------        ------        ------
Operations
  Net income                                            $1,432        $5,903        $4,671
  Adjustments to reconcile net income
        to cash provided by operations
     Depreciation and amortization                       6,944         5,489         4,674
     Restructuring charges                              10,458
     Deferred income taxes                              (4,026)         (634)         (864)
     Deferred compensation and pension costs               915           804           575
     Other - net                                         1,555           518           720
     Changes in certain working capital items
       Accounts receivable                              (3,585)       (2,101)       (3,630)
       Inventories                                      (2,696)       (4,373)       (3,282)
       Other current assets                             (1,594)         (231)          693
       Accounts payable                                  2,363         1,171         2,880
       Accrued expenses                                   (656)           44           250
                                                        ------        ------        ------
Cash provided by operations                             11,110         6,590         6,687
                                                        ------        ------        ------


Investing Activities
  Purchase of businesses                                (1,376)       (5,712)       (3,359)
  Additions to property, plant and equipment            (5,317)       (3,410)       (3,230)
  Other - net                                             (616)          141          (803)
                                                        ------        ------        ------
Cash used by investing activities                       (7,309)       (8,981)       (7,392)
                                                        ------        ------        ------

Financing Activities
  Cash dividends paid                                   (3,141)       (2,787)       (2,400)
  Proceeds from revolving lines of credit and
     other long-term debt                               63,649        38,586        34,437
  Payments on revolving lines of credit and
     other long-term debt                              (64,088)      (32,891)      (30,429)
  Stock issued under employee and
    stockholder plans                                      841           671           935
                                                        ------        ------        ------
Cash (used) provided by financing activities            (2,739)        3,579         2,543
                                                        ------        ------        ------

Effect of foreign currency rate changes on cash             84           (30)         (208)
                                                        ------        ------        ------
Increase in cash and cash equivalents                    1,146         1,158         1,630
Cash and cash equivalents at beginning of year           5,630         4,472         2,842
                                                        ------        ------        ------
Cash and cash equivalents at end of year                $6,776        $5,630        $4,472
                                                        ======        ======        ======


     The accompanying notes are an integral part of these financial statements.

                            GUARDSMAN PRODUCTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1

Summary of Significant Accounting Policies

Principles of Consolidation and Foreign Exchange

The  consolidated   financial  statements  include  the  accounts  of  Guardsman
Products, Inc. and its wholly-owned subsidiaries (Guardsman or the Company). All significant intercompany transactions and accounts are eliminated.

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of the year. The unrealized gains or losses that result from this process are shown in the cumulative translation adjustments section of stockholders' equity. Revenues and expenses are translated using average exchange rates that prevailed during the year.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates current market value.

Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is provided on the straight-line method based upon the estimated useful lives of the assets as follows: buildings, 10 to 40 years; and machinery and equipment, 3 to 20 years. Depreciation expense totaled $3,484,000 in 1995, $2,840,000 in 1994 and $2,602,000 in 1993.

Goodwill and Other Intangible Assets

Goodwill represents the amount by which the cost of businesses purchased exceeds the fair value of the net assets acquired. Goodwill and other intangible assets are amortized over periods ranging from 5 to 40 years using the straight-line method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill and other intangible assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted net cash flows over the remaining life of the asset in measuring whether the asset is recoverable. Such adjustments were not significant in 1995, 1994 and 1993. Other intangible assets in the accompanying balance sheet include, among other things, formulas totaling $8,386,000 and $9,928,000 at December 31, 1995 and 1994, respectively.

Long-Term Assets

In March 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). The Company is required to adopt the provisions of SFAS No. 121 beginning in 1996. Based on information currently available, the Company does not expect the impact of adopting this statement to have a material effect on its financial condition or results of operations.

Research and Development

Research and development expenditures, primarily in the Coatings Group, are charged to income as incurred. Research and development expenditures amounted to $8,389,000 in 1995, $6,860,000 in 1994 and $5,932,000 in 1993.

Income Taxes

Income taxes are based on income reported for financial statement purposes. Deferred income tax balances represent the tax effect of temporary differences between the financial reporting basis and the tax basis of certain assets and liabilities.

Income per Common Share

Income per common share is based on the weighted average number of shares of common stock outstanding. Shares available for purchase under stock incentive plans are not reflected in the computation of income per common share since the effect would not be material.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is partially self-insured for general and product liabilities and workers compensation. Self-insurance liabilities are estimated using methods management believes are reasonable and appropriate. These methods are based on historical information along with certain assumptions about future events. Changes in assumptions for such matters as legal actions, medical costs as well as changes in actual experience could cause these estimates to change in the near term.

NOTE 2

Acquisitions of Businesses

Effective January 30, 1995, the Company purchased the business and certain assets of Soil Shield International, Inc. (Soil Shield), a producer and distributor of retail-applied fabric protection products. The Company's aggregate acquisition cost for this business totaled $1,327,000. Financing for the acquisition was provided by cash flows from operations and long-term borrowings under the Company's revolving lines of credit. The Company is servicing the former Soil Shield customers from its existing facilities. The acquisition of Soil Shield did not have a material effect on the Company's financial statements.

On August 31, 1994, the Company purchased 100% of the stock of Moline Paint Manufacturing Co. (Moline). The consideration for the stock of Moline included
1.5 million shares of Guardsman Common Stock valued at $10.44 per share, approximately $6,000,000 in cash and the assumption of approximately $3,100,000 in outstanding debt of Moline. Moline is an industrial coatings manufacturer focusing on the agricultural/construction equipment and general industrial markets. Management intends to continue Moline's operations along substantially the same lines of business.

The purchase agreement provides for certain contingent payments including a contingent adjustment for stock price. In the event that the price of Guardsman Common Stock does not equal or exceed $18 per share during the four year period subsequent to the acquisition date, based on the highest trading price on any twenty days during this period, then Guardsman shall pay the sellers the difference between the highest trading price, as defined, and $18 per share multiplied by the 1.5 million shares issued pursuant to the acquisition.

In addition, the sellers entered into non-competition agreements valued at $5,014,000, which represents the present value discounted at 7.75% of payments totaling $7,679,000 to be paid over a period of twelve years. The Company will recognize the cost ratably over the term of the agreements.

The acquisition of Moline was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $13 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight-line method.

The accompanying consolidated statements of income reflect the operating results of Moline since the effective date of the acquisition. Pro forma unaudited consolidated operating results of the Company and Moline for the years ended December 31, 1994 and 1993, assuming the acquisition had been made as of January 1, 1994 and 1993, are summarized below (in thousands, except per share amount):

                                   1994                 1993
                                 --------             --------

Net sales                        $227,346             $210,150
Net income                          4,656                4,680
Earnings per share                    .49                  .50

These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional amortization expense as a result of goodwill and other intangible assets and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1994 and 1993, or of future results of operations of the consolidated entities.

In December 1993, the Company exchanged approximately 359,000 shares of its common stock valued at $15 per share for all the outstanding shares of Atlanta Sundries, Inc., the maker of Goof-Off latex paint remover and other related consumer products. The acquisition was accounted for as a pooling of interests. Since the acquisition did not have a material effect on periods prior to 1993, they have not been restated.

NOTE 3

Restructuring Charges

Included in the accompanying Consolidated Statements of Income is $10,458,000 in pretax restructuring charges, which reduced net income by $6,635,000 or $.70 per share for the year ended December 31, 1995. This charge primarily includes expenses associated with the closure of the Company's Grand Rapids, Michigan coatings manufacturing plant.

Restructuring charges consisted of facilities, equipment and inventory write-offs, termination benefits, and other costs associated with the restructuring. Approximately 100 employees were terminated as a result of the facility closing and job elimination process, which will be partially offset by employee additions at other facilities as production is relocated. The closure of the manufacturing facility and job elimination process was largely complete in mid-January 1996.

The components of the restructuring charges and the amounts paid or charged against these reserves during 1995 were as follows (in thousands):

                                                     Costs paid     Ending
                                       Provision     or charged     balance
                                       -------       ------         ------
Facilities, equipment and inventories   $5,736         $827         $4,909
Termination benefits                     3,380          158          3,222
Other costs                              1,342          451            891
                                       -------       ------         ------
                                       $10,458       $1,436         $9,022
                                       =======       ======         ======

NOTE 4

Income Taxes

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This change resulted in a one-time additional net tax benefit of $150,000 or $.02 per share at January 1, 1993 which is recorded under the caption "Cumulative Effect of Change in Accounting Principle" in the accompanying Consolidated Statements of Income.

The provision for income taxes attributable to continuing operations is summarized as follows (in thousands):

                                     1995           1994            1993
                                     ----           ----            ----

Currently payable:
Federal                            $  2,436      $   3,048        $   1,986
State                                   689            481              418
Foreign                               2,149          1,127              670
                                      -----          -----              ---

                                      5,274          4,656            3,074
                                      -----          -----            -----

Deferred expense (credit):
     Federal                        (3,350)          (624)            (615)
     State                            (305)           (88)             (70)
     Foreign                          (371)            (8)              106
                                      ----             --               ---
                                    (4,026)          (720)            (579)
                                    ------           ----             ----
Total                              $  1,248      $   3,936        $   2,495
                                   =  =====      =   =====        =   =====

The components of income (loss) before income taxes are (in thousands):

                                   1995            1994           1993
                                   ----            ----           ----

Domestic                       $  (1,892)       $   7,259       $   4,732
Foreign                             4,572           2,580           2,284
                                    -----           -----           -----
                               $    2,680       $   9,839       $   7,016
                                    =====           =====           =====

A  reconciliation  of  income  taxes   attributable  to  continuing   operations
calculated at the applicable federal statutory rate of 34% to the provision for income taxes follows (in thousands):

                                                    1995        1994      1993
                                                   ------      ------    ------
Tax at federal statutory rate                        $911      $3,345    $2,385
Adjustments to taxes at statutory rate:
  State income taxes, net of
    federal income tax reduction                      253         259       249
  Nondeductible losses of subsidiaries
    and other investments                             109
  Benefit of tax deduction from U.S. subsidiary      (325)       (417)
  Nondeductible amortization of intangible assets     507         215       200
  Other                                               (98)        117       (31)
                                                   ------      ------    ------
Income taxes                                       $1,248      $3,936    $2,495
                                                   ------      ------    ------

Effective income tax rate                            46.6%       40.0%     35.6%
                                                   ======      ======    ======

The following represents the components of deferred tax assets and liabilities at December 31, 1995 and 1994 (in thousands):

                                                    1995                1994
                                                    ----                ----
Deferred tax assets:
  Deferred compensation and pension costs        $  2,850           $   2,626
  Environmental obligations                         1,803               1,775
  Reserves for self-insured losses                    814                 656
  Inventory valuation reserves                        743                 646
  Intangible assets                                   730                 468
  Warranty reserves                                   815                 427
  Reserves for restructuring charges                3,076
  Other items                                         744                 816
                                                      ---                 ---
Total deferred tax assets                          11,575               7,414
                                                   ------               -----

Deferred tax liabilities:
  Basis difference in acquired assets               2,836               2,975
  Property, plant and equipment                     2,700               2,499
  Other items                                         147                  74
                                                      ---                  --
Total deferred tax liabilities                      5,683               5,548
                                                    -----               -----

Net deferred tax assets                          $  5,892           $   1,866
                                                    =====               =====

Income and remittance taxes have not been recorded on $4.6 million of undistributed earnings of foreign subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because the Company considers these earnings indefinitely reinvested in the foreign operations. For those earnings which are indefinitely reinvested, it is not practical to determine the amount of additional tax liabilities that would be incurred if such earnings were repatriated.

Income tax payments, net of refunds, amounted to $5,127,000, $5,535,000 and $3,050,000 in 1995, 1994 and 1993, respectively.

NOTE 5

Credit Arrangements and Long-Term Debt

The Company has two short-term revolving credit agreements. The Company may borrow up to $5 million under a domestic agreement at substantially the same rates available under the long-term revolving lines of credit discussed below. The Company's Canadian subsidiary has an operating credit facility which permits borrowings up to $1,500,000 Canadian at the same rates available under the Canadian long-term facility described below. There were no amounts outstanding under these agreements during 1995, 1994 and 1993.

The Company has three revolving credit agreements which are classified as long-term. During 1994, the Company increased its available long-term borrowings under two domestic revolving lines of credit, which expire in June and July 1997, from $25 million to $40 million. The interest rate options generally utilized by the Company under the agreements include 5/8% over the Federal Funds Rate and transaction rates, which are determined at the date of borrowing on balances which mature in one to twenty-nine days. A revolving term credit arrangement through the Canadian subsidiary, which expires January 1, 1997, provides for borrowings up to $1,500,000 Canadian at the prime interest rate, Base Rate Canada or 3/4% above London Interbank Offered Rate (LIBOR).

Long-term debt consisted of the following at December 31 (in thousands):

                                                 1995                1994
                                                 ----                ----

Revolving lines of credit                     $  27,700          $   27,700
Other long-term debt                                110                 198
                                                 ------              ------
                                                 27,810              27,898
Less current maturities                              53                  93
                                                 ------              ------
Long-term debt                                $  27,757          $   27,805
                                                 ======              ======

Maturities of long-term debt are set forth below (in thousands):

                  1996               $       53
                  1997                   27,736
                  1998                       21

The debt agreements include certain restrictive covenants with which the Company was in compliance throughout the year. At December 31, 1995, the Company's retained earnings totaled $8,240,000, all of which was available for the payment of cash dividends and redemption of capital stock as provided by the debt agreements.

To manage exposure to interest rate risk, the Company utilizes an interest rate swap agreement, which has a notional amount of $6,000,000 and an expiration date of January 1999. The Company pays a fixed rate of 5.74% and receives a floating rate based on LIBOR. The counterparty to this agreement is a high credit quality financial institution.

Payments of interest due under the Company's borrowings amounted to $2,001,000 in 1995, $1,174,000 in 1994 and $978,000 in 1993.

NOTE 6

Fair Value of Financial Instruments and Financial Instruments with Off-Balance Sheet Risk

The carrying amount of the Company's financial instruments included in current assets and current liabilities approximates the fair value due to their short-term nature. The Company's long-term debt reprices frequently at the then-prevailing market interest rates. As of December 31, 1995 and 1994, carrying value approximated the fair value of the Company's long-term debt.

The carrying amount of the Company's interest rate swap agreement represents interest due or accrued as reflected in the Consolidated Balance Sheets. The estimated fair value of the interest rate swap agreement was based upon dealer quotations for the amount which might be realized from a transfer, sale or termination of such agreement. The fair values were $(66,000) and $467,000 at December 31, 1995 and 1994, respectively, while the carrying values were immaterial as of those dates.

NOTE 7

Leases

The Company has noncancelable operating leases covering certain machinery and equipment, automobiles and buildings which expire at various dates through the year 2000. Certain leases contain purchase and renewal options.

Rental expense under all operating leases was $1,740,000, $1,529,000 and $1,349,000 in 1995, 1994 and 1993, respectively. At December 31, 1995, future minimum rental payments under noncancelable operating leases are due as follows (in thousands):

            1996                                 $   1,413
            1997                                     1,235
            1998                                       997
            1999                                       844
            2000                                       429
            Thereafter                                   8
                                                     -----
            Total                                $   4,926
                                                     =====


NOTE 8

Contingencies

Like other companies in its industry, Guardsman is subject to existing and evolving standards related to the protection of the environment. As a result, it is the Company's policy to establish reserves for site restoration costs and related claims where it is probable a liability exists and the amount can be reasonably estimated. These reserves are adjusted as information becomes available upon which a more accurate estimate of eventual costs can be made. Such estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially responsible parties, availability of insurance and government funds and other issues. Accordingly, the ultimate cost of these matters cannot be determined at this time and may not be resolved for a number of years. As such, it is reasonably possible that current estimates could change in the near term. The reserves of $4,810,000, of which $700,000 and $4,110,000 are included in other accrued expenses and other liabilities, respectively, at December 31, 1995, represent the Company's best estimate of probable exposures at this time. Based upon information currently available, it is not anticipated that the outcome of these environmental matters will materially affect the Company's consolidated financial position. The ultimate effect of these matters on the Company's results of operations cannot be predicted because any such effect depends on the amount and timing of charges to operations resulting from new information as it becomes available.

At December 31, 1995, approximately $600,000 included in other current assets represents probable reimbursements from certain of the Company's insurance carriers and from a state government agency for costs expended and to be expended for certain site restoration activities.

The Company is also involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements.

NOTE 9

Pension Plans

The Company has four noncontributory primary defined benefit pension plans covering substantially all of its employees. A plan covering non-union employees provides pension benefits based upon a retiree's earnings of the five consecutive calendar years during employment in which the retiree received the highest level of compensation. Plans covering union employees provide pension benefits at stated amounts for each year of service. The Company's policy is to fund the minimum actuarially computed annual contribution required under ERISA.

The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheets for the Company's primary defined benefit pension plans at December 31, (in thousands):



                                                           1995                               1994
                                             -------------------------------     ------------------------------
                                               Plans whose       Plan whose       Plans whose       Plan whose
                                              assets exceed      accumulated     assets exceed      accumulated
                                               accumulated        benefits        accumulated        benefits
                                                benefits        exceed assets       benefits       exceed assets
                                              -------------      -----------     -------------      -----------
Pension assets at fair value                    $23,377            $3,702           $20,076            $3,287
Actuarial present value of
    accumulated plan benefits:
       Vested                                    16,902             4,040            14,931             3,740
       Non-vested                                   488                                 715                97
                                                 ------             -----            ------             -----
                                                 17,390             4,040            15,646             3,837

Effect of estimated future
    increases in compensation                     5,607                               5,506
                                                 ------             -----            ------             -----

Projected benefit obligation of
    service rendered to date                     22,997             4,040            21,152             3,837
                                                 ------             -----            ------             -----

Plan assets in excess of (less
    than) projected benefit
    obligation                                      380              (338)           (1,076)             (550)
Accrued pension costs
    recognized
    in the balance sheet                          5,550               912             5,199               208
Adjustment to recognize
    minimum liability                                                                                     342
                                                 ------             -----            ------             -----
Unrecognized net pension assets                  $5,930              $574            $4,123                $0
                                                 ======             =====            ======             =====
Components of unrecognized
net pension assets:

Net experience gains                             $6,463              $659            $4,644              $438
Transition assets (liabilities)                     311               (21)              333              (187)
Prior service costs                                (844)              (64)             (854)             (593)
Adjustment to recognize
    minimum liability                                                                                     342
                                                 ------             -----            ------             -----
                                                 $5,930              $574            $4,123                $0
                                                 ======             =====            ======             =====


During 1995, the Company changed its method of recognizing the market-related value of plan assets from the fair value to a calculated value that recognizes changes in fair value in a systematic and rational manner over not more than five years. This change did not have a material affect on the Company's financial statements.

At December 31, 1995, plan assets of the four primary defined benefit plans were invested in listed common stocks (46%), fixed income securities (36%), Guardsman common stock (9%) with a market value of $2,430,000, life insurance contracts (3%) and short-term investments (6%).

In addition to the four primary defined benefit pension plans, the Company also has a supplemental executive retirement plan (the SERP), a pension restoration plan and a directors' retirement plan, all of which are unfunded defined benefit plans. The actuarial present value of accumulated plan benefits related to the Company's SERP, pension restoration plan and directors' retirement plan totaled $1,595,000 and $1,493,000 at December 31, 1995 and 1994, respectively. Accrued pension costs of $1,924,000 and $1,878,000 related to these three plans were recorded at December 31, 1995 and 1994, respectively.

The assumptions used in accounting for defined benefit plans for the three years presented are set forth below:

                                                1995        1994       1993
                                                ----        ----       ----

Weighted-average assumed discount rates         7.75%      8.25%      7.75%
Rates of compensation increase                  4.50%      5.00%      5.00%
Weighted-average expected long-term rate
  of return on plan assets                      8.50%      8.50%      8.50%

Guardsman also maintains defined contribution plans covering the employees of its Canadian and United Kingdom subsidiaries and a 401(k) plan for all of its non-bargaining domestic employees.

The following is a summary of pension expense recognized by the Company (in thousands):

                                                 1995       1994        1993
                                                ------     ------      -----
Defined benefit plans:

     Service cost - benefits earned
       during the period                        $1,287     $1,090       $945
     Interest cost on projected benefit
       obligations                               2,252      1,950      1,805
     Actual loss (return) on plan assets        (4,733)     1,013     (2,698)
     Net amortization (deferral)                 2,376     (3,244)       598
     Curtailment cost                              615
Net pension cost of defined benefit
     plans                                       1,797        809        650

Defined contribution plans                         225        198        146
                                                ------     ------       ----
Total pension expense                           $2,022     $1,007       $796
                                                ======     ======       ====

In connection with the closing of the Grand Rapids, Michigan facility, as further discussed in Note 3 to the Consolidated Financial Statements, the Company recognized curtailment expenses in 1995 associated with the union pension plan and the postretirement medical plan. These curtailments were classified as restructuring charges in the accompanying Consolidated Statements of Income.

NOTE 10

Postretirement Benefits Other Than Pensions

Substantially all domestic employees of the Company, other than employees of Moline, are eligible upon retirement for certain healthcare and life insurance benefits. The postretirement healthcare plans are unfunded contributory plans and contain other cost-sharing features such as deductibles, life-time benefit limits and coinsurance.

The following table sets forth amounts recognized in the Consolidated Balance Sheets at December 31 (in thousands):

                                                         1995          1994
                                                         ----          ----

Actuarial present value of
  accumulated postretirement benefit obligation:
     Retirees                                         $  1,113      $  1,277
     Fully eligible active participants                    459           572
     Other active participants                             116           154
                                                        ------        ------
Unfunded status                                          1,688         2,003
Unrecognized net transition obligation                 (1,081)        (1,286)
Unrecognized net loss                                                   (436)
                                                        ------        ------
Accrued postretirement benefit cost                   $    607      $    281
                                                        ======        ======

The following is a summary of postretirement benefit cost recognized by the Company (in thousands):

                                                1995       1994         1993
                                                ----       ----         ----

Service cost                                  $   16     $   19       $   16
Interest cost                                    139        130          119
Net amortization                                  71         77           71
Curtailment cost                                  91
                                              ------     ------     --------
Net periodic postretirement benefit cost      $  317     $  226     $    206
                                              ======     ======     ========

The transitional liability upon implementation of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993 of $1,430,000 is being accrued ratably over a 20 year period. The discount rate assumed in determining the actuarial value of the postretirement benefit obligation plans' was 7.75% and 8.25% at December 31, 1995 and 1994, respectively. The annual assumed rate of increase in the per capita cost of covered benefits, or healthcare cost trend rate, will be 10.675% in 1996, uniformly decreasing to 5.25% in 2003 and thereafter. A 1% increase in the assumed healthcare cost trend rate would not have a material effect on the postretirement benefit obligation or the periodic cost of the plans.

NOTE 11

Employee Incentive Plans

The Company's 1992 Employee Stock Purchase Plan provides eligible employees the option to purchase the Company's common stock at a price equal to 85% of the market price at the date of purchase.

The Company has set aside 519,923 shares of common stock under its 1984 Incentive Stock Option Plan for the grant of options to directors and key management employees. In addition, the Company has reserved 330,000 and 360,000 shares of common stock for granting of stock options to directors and key management employees under its 1988 and 1991 Stock Option Plans, respectively. In addition, 470,000 shares of common stock were reserved for the granting of stock options and other incentives to directors and key management employees under the 1995 Long-Term Incentive Plan. Certain of these options qualify as nontaxable under the Internal Revenue Code.

Stock option activity under the various plans is presented below (in thousands, except per share amounts):


                                                     1995          1994          1993
                                                     ----          -----         ----

Shares under Employee Stock Purchase Plan:
    Outstanding at beginning of year                    7             5           23
    Granted                                            18            19           20
    Exercised                                         (18)          (17)         (17)
                                                   ------        ------       ------
    Canceled                                                                     (21)
    Outstanding and exercisable at end of year          7             7            5
                                                   ======        ======       ======
    Available for grant at end of year                 49            66           85
                                                   ======        ======       ======
Purchase price per share of options
       exercised (A)                               $10.36 to      $7.86 to    $10.31 to
                                                   $11.42        $10.68       $13.81

Market price per share of options
       exercised (A)                               $12.19 to      $9.25 to    $12.13 to
                                                   $13.44        $12.56       $16.25

                                                 1995      1994        1993
                                                 ----      ----        ----

Shares under Performance Award,
  Stock Option and Long-Term Incentive Plans:

    Outstanding at beginning of year              461         428       478
    Granted                                       234         205       125
    Exercised                                     (44)        (44)     (100)
    Terminated                                    (72)       (128)      (75)
                                                  ---        ----       ---
    Outstanding at end of year                    579         461       428
                                                  ===         ===       ===
    Exercisable at end of year                    482         386       401
                                                  ===         ===       ===
    Available for grant at end of year            551         243       385
                                                  ===         ===       ===

Purchase price per share of options:
    Outstanding (B)                              $9.13 to   $9.13 to   $7.82 to
                                                $14.75     $14.75     $14.75

    Exercised (A)                                $9.13 to   $7.82 to   $8.28 to
                                                $12.50     $14.75     $14.75

Market price per share of options
       exercised (A)                            $11.00 to  $11.50 to  $10.75 to
                                                $15.00     $16.50     $16.38

(A) At date of exercise. (B) Market value at date of grant.

In addition, 50,000 shares of common stock have been reserved for issuance under a one-time grant in November 1994 of stock options to the Chairman of the Board of the Company. These shares, which were granted at the fair market value of the stock at the date of grant, are fully exercisable as of December 31, 1995.

The Company has a performance award plan under which performance award units may be granted to key management employees. Performance award units include a performance allotment expressed in dollars and options to purchase common stock. Performance allotments aggregating $495,000, $353,000 and $222,000 were granted under the plan in 1995, 1994 and 1993, respectively. Such allotments are payable in 1998, 1997 and 1996, respectively, if specified performance levels, measured in terms of income before income taxes, are achieved by the Company during the three year period subsequent to the grant.

Distributions, payable in cash, to key employees under various bonus plans are based primarily upon sales and income before income taxes. Expense incurred under the plans was $3,744,000, $2,523,000 and $1,928,000 for 1995, 1994 and
1993, respectively.

NOTE 12

Stock Rights Plan

On December 31, 1995, the Company had outstanding 9,558,993 Series A Preferred Stock Purchase Rights (Rights). The Rights were originally issued in August 1986 as a dividend to holders of the Company's common stock at the rate of one Right for each share of common stock outstanding. Each Right entitles the holder thereof, until August 27, 1996, to buy one one-hundredth (1/100) of a share of Series A Preferred Stock at an exercise price of $60.00. The exercise price and the number of shares of Series A Preferred Stock issuable upon the exercise of the Rights are subject to adjustment in certain cases to prevent dilution. The Rights are evidenced by common stock certificates and are not exercisable or transferable apart from the common stock until ten days after a person (exclusive of persons holding 20% or more of the Company's common stock on August 8, 1986) acquires 20% or more or makes a tender or exchange offer for 30% or more of the common stock. If, after a person acquires 20% or more of the common stock, the Company is acquired in a merger or other business combination transaction (including one in which the Company is the surviving corporation), or if certain other conditions are met, each Right will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of common stock of either the acquiring company or Guardsman, as the case may be, which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights do not have any voting rights and are redeemable, at the option of the Company, at a price of $0.05 per Right prior to any person acquiring beneficial ownership of at least 20% of the common stock. The Rights expire on August 27, 1996. So long as the Rights are not separately transferable, the Company will issue one Right with each new share of common stock issued.

NOTE 13

Business Segments and Foreign Operations

The Company operates in two industries, Coatings and Consumer Products. Coatings involves the production and distribution of industrial paints, varnishes, enamels and lacquers primarily for sale to manufacturers of wood and metal products. Additionally, the Group manufactures resins for internal use and external sale. Consumer Products includes the distribution of furniture polishes, wood treatments, dust cloths, cleaning fluids, paint sundries and other household products to retailers. Consumer Products also manufactures and distributes a variety of proprietary after-market automotive maintenance products and industrial lubricants.

As summarized in the segment information below, identifiable assets are those assets that are used by each of the Company's industry segments and foreign operations presented. Capital expenditures exclude the cost of capital assets acquired in business combinations. Corporate assets are principally cash, marketable securities, prepaid expenses, deferred income tax assets and corporate fixed assets. Operating profit does not include general corporate expenses, interest expense, investment income, costs of pooling of interests transactions, and income taxes.

Sales between segments are at cost plus a small percentage markup.

Business segment financial information follows (in thousands):

                                          1995          1994         1993
                                        --------      --------      -------
Net Sales
    Coatings Group                      $194,095      $155,967     $133,216
    Consumer Products Group               56,506        46,042       44,618
                                        --------      --------      -------
                                         250,601       202,009      177,834
    Inter-segment sales                      (27)         (121)         (28)
                                        --------      --------      -------
    Consolidated                        $250,574      $201,888     $177,806
                                        ========      ========      =======

Operating Profit
    Coatings Group                        $1,414*       $8,738       $7,053
    Consumer Products Group                6,681         5,533        5,524
                                        --------      --------      -------
                                           8,095        14,271       12,577
    Corporate expenses-net                (3,871)       (3,618)      (4,417)
    Interest expense                      (2,131)       (1,188)        (991)
    Costs of pooling of interests           (529)
    Investment income                        587           374          376
                                        --------      --------      -------
    Income before income taxes            $2,680        $9,839       $7,016
                                        ========      ========      =======

Identifiable Assets
    Coatings Group                      $107,834      $102,593      $66,642
    Consumer Products Group               28,563        25,475       20,092
    Corporate                             11,652         8,984       10,220
                                        --------      --------      -------
    Total                               $148,049      $137,052      $96,954
                                        ========      ========      =======

Capital Expenditures
    Coatings                              $4,375        $2,686       $2,582
    Consumer Products                        851           627          622
    Corporate                                 91            97           26
                                        --------      --------      -------
    Total                                 $5,317        $3,410       $3,230
                                        ========      ========      =======

Financial information by geographic area is set forth below (in thousands):


                                             1995           1994         1993
                                           --------      --------      -------

Depreciation and Amortization
    Coatings                                 $5,741        $4,350       $3,428
    Consumer Products                         1,093           982        1,068
    Corporate                                   110           157          178
                                            --------      --------      -------
    Total                                    $6,944        $5,489       $4,674
                                           ========      ========      =======

Financial information by geographic area is set forth below (in thousands):


                                             1995           1994         1993
                                           --------      --------      -------
Net sales
    United States                          $216,410      $175,665     $156,662
    Canada                                   26,827        19,424       15,687
    Europe                                    7,337         6,799        5,457
                                           --------      --------      -------
    Consolidated                           $250,574      $201,888     $177,806
                                           ========      ========      =======

Operating profit
    United States                            $3,183*      $11,050       $9,894
    Canada                                    2,751         1,395        1,177
    Europe                                    2,161         1,826        1,506
                                           --------      --------      -------
                                              8,095        14,271       12,577
    Corporate expenses - net                 (3,871)       (3,618)      (4,417)
    Interest expense                         (2,131)       (1,188)        (991)
    Costs of pooling of interests                                         (529)
    Investment income                           587           374          376
                                           --------      --------      -------
    Income before income taxes               $2,680        $9,839       $7,016
                                           ========      ========      =======

Identifiable assets
    United States                          $114,472      $107,298      $68,098
    Canada                                   17,976        14,102       12,866
    Europe                                    3,949         4,964        3,351
    Corporate                                11,652        10,688       12,639
                                           --------      --------      -------
    Total                                  $148,049      $137,052      $96,954
                                           ========      ========      =======

*Includes pretax restructuring charges of $10,458.

NOTE 14

Summarized Quarterly Operating Results (Unaudited)

Selected quarterly financial data is summarized as follows (in thousands, except share and per share data):



                                                                       1995 Quarters
                                        --------------------------------------------------------------------------
                                           First           Second          Third          Fourth          Total
                                         ---------       ---------       ---------       ---------     ---------
Net sales                               $   64,340      $   63,317      $   61,481     $   61,436        $ 250,574
Gross profit                                21,280          21,593          19,999         22,084           84,956
Net income                                   1,672           2,377           1,354        (3,971)            1,432
Net income per common
share                                   $      .18      $      .25      $      .14     $    (.42)        $     .15
                                         =========       =========       =========      =========        =========

Weighted average shares
outstanding                              9,484,154       9,495,754       9,529,767      9,550,234        9,515,199
                                         =========       =========       =========      =========        =========


                                                                        1994 Quarters
                                        --------------------------------------------------------------------------
                                           First           Second          Third          Fourth          Total
                                         ---------       ---------       ---------       ---------     ---------
Net sales                               $   44,950      $   48,946      $   51,102     $   56,890       $201,888
Gross profit                                15,719          17,220          17,441         18,524         68,904
Net income                                   1,165           1,831           1,682          1,225          5,903
Net income per common
share                                   $      .15      $      .23      $      .20     $      .13       $    .70
                                         =========       =========       =========       =========     =========

Weighted average shares
outstanding                              7,940,876       7,956,326       8,470,159       9,474,283     8,464,639
                                         =========       =========       =========       =========     =========



Included in the third and fourth quarters of 1995 were pretax restructuring charges totaling approximately $470,000, or $.03 per share after taxes, and $9,988,000, or $.67 per share after taxes, respectively. See Note 3 to the Consolidated Financial Statements.

NOTE 15 - SUBSEQUENT EVENT

On March 4, 1996, the Company entered into a definitive agreement pursuant to which Lilly Industries, Inc. (Lilly) will acquire all of the outstanding common stock of Guardsman. Under the terms of the agreement, Lilly, through a wholly-owned subsidiary, will make a cash tender offer for all Guardsman shares, including the associated rights, at a price of $23.00 per share in cash, and upon successful completion of the tender offer, the stock not tendered will be cashed out at $23.00 per share in a statutory merger. Guardsman's three largest stockholders, collectively representing approximately 50% of Guardsman's outstanding shares, have entered into separate agreements with Lilly supporting the transaction. The transaction remains subject to regulatory approval and certain other conditions.

RESPONSIBILITIES FOR FINANCIAL STATEMENTS

Management is responsible for the integrity of the financial data reported by Guardsman and its subsidiaries. This responsibility requires preparing financial statements in accordance with generally accepted accounting principles and reporting data which, using management's best judgment, fairly reflects Guardsman's financial position and results of operations. To gather and control financial data, the Company establishes and maintains accounting systems adequately supported by internal controls. Management believes that a high level of internal control is maintained by the selection and training of qualified personnel, by the establishment and communication of accounting and business policies and by internal audits.

Arthur Andersen LLP, independent public accountants, are engaged to audit and to render an opinion as to whether management's financial statements, considered in their entirety, present fairly Guardsman's consolidated financial position and operating results. Their audit was conducted in accordance with generally accepted auditing standards, and their report is included herein.

The Audit Committee of the Board of Directors, composed of five outside directors, meets regularly with management, the internal auditor and the independent public accountants to review the activities of each.


/s/ Charles E. Bennett                            /s/ Henry H. Graham, Jr.
- ----------------------                            ------------------------
Charles E. Bennett                                Henry H. Graham, Jr.
President and                                     Vice President of Finance and
Chief Executive Officer                           Chief Financial Officer

January 25, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders and Board of Directors
Guardsman Products, Inc.


We have audited the accompanying consolidated balance sheets of Guardsman Products, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guardsman Products, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in note 4 to the consolidated financial statements, in 1993, the Company changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

/s/ Arthur Andersen LLP
Grand Rapids, Michigan
January 25, 1996 (except with respect to the matter discussed in Note 15, as to which the date is March 4, 1996)